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                                                                   Exhibit 10.56


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                         METLIFE INDIVIDUAL BUSINESS
                      SPECIAL DEFERRED COMPENSATION PLAN
                                                                            2001
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                                   METLIFE(R)
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INDIVIDUAL BUSINESS SPECIAL DEFERRED COMPENSATION PLAN


The MetLife Individual Business Special Deferred Compensation Plan provides you with the opportunity to defer receipt of a portion of your MetLife benefitable compensation to a later date, reducing gross income in the year of the deferral for purposes of federal and most state income taxes. The Deferred Compensation Plan is administered by a Plan Committee composed of the Executive Vice President of Human Resources, the Senior Vice President of Tax and the Senior Vice President of Compensation and Benefits. This booklet will serve as the plan document.

QUESTIONS?

METLIFE SPECIALIZED BENEFIT RESOURCES

STEPHANIE GASPARINO

PHONE: (732) 602-4739

FAX: (732) 602-6455

E-MAIL: sgasparino@metlife.com
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E L I G I B I L I T Y


Any member of the MetLife Individual Business Field Force whose annual total compensation equaled or exceeded $240,000 during the period from October 1, 1999 through September 30, 2000 is eligible to participate for the 2001 Plan year. In addition, to be eligible and in order for MetLife to comply with federal law requirements, participants must also confirm that their income was at least $200,000 in each of the last two years (1998 and 1999) and that they reasonably expect to have income of at least $200,000 this year (2000).

Newly appointed members of the MetLife Individual Business Field Force will be eligible to defer future compensation for the remainder of the Plan year, provided they would have otherwise satisfied the eligibility criteria as a MetLife employee and elect deferral within 30 days of appointment.

ELIGIBLE COMPENSATION

Only benefitable compensation from MetLife will be taken into account in determining compensation eligible to be deferred. Benefitable compensation is compensation taken into account under the MetLife Insurance and Retirement Programs. Deferrals may be made in 10% increments up to 70%.

FICA, Medicare, and any other taxes which are due in the year deferred amounts would have otherwise been payable will be paid from your other compensation.


2.
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M A K I N G  A  D E F E R R A L   E L E C T I O N


To designate a deferral, a Deferral Election Form must be completed and submitted by the due date on the election form, indicating the deferred amounts. This due date will be prior to the year in which the deferred amounts would have been otherwise paid.

Deferral of eligible compensation will begin with the first January payroll period and end with the last December payroll period in the year following the deferral election.


IN ADDITION TO INDICATING THE AMOUNT TO BE DEFERRED, YOU MUST ALSO DECIDE:

- THE INVESTMENT OPTION - Deferred amounts will not be actually invested in the funds selected, but earnings (gains or losses) will be credited to participant's accounts in accordance with the performance of the funds or indices selected. Investment choices may be changed up to six times per year, according to the instructions on page 4.

- THE DISTRIBUTION DATE - This cannot be less than three years after the year of deferral. Once you have designated a distribution date, this decision cannot be changed, except as otherwise provided in the Plan.

- THE DISTRIBUTION METHOD OR HOW THE DEFERRED AMOUNT IS TO BE PAID - Payment may be in a single lump sum, or over five, ten or fifteen years in annual installments. Each annual installment will be equal to the account balance on the last day of the month preceding the date a payment is made, divided by the number of installments remaining to be paid. Once you have designated a distribution method, this decision cannot be changed, except as otherwise provided in the Plan.


                                                                              3.
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D E F E R R E D  C O M P E N S A T I O N  A C C O U N T S

An account will be established for each participant in the Deferred Compensation Plan. These accounts are unfunded, meaning any amounts credited to the accounts will be solely for record-keeping purposes and will not be considered to be held in trust or in escrow or in any way vested to the participant. Your deferral amounts are also subject to the claims of the general creditors of MetLife.

The maintenance of such account will not give you any right or security interest in any asset of MetLife. Any asset invested by MetLife in connection with this plan shall at all times be subject to the claims of general creditors of MetLife. Your deferral amounts are also subject to the claims of the general creditors of MetLife.

The amount deferred will be credited to the deferral account on the last business day of the month. The amounts deferred will accrue earnings based on the performance of the particular investment vehicle(s) of your choice.


PARTICIPANTS MAY CHOOSE AMONG THE FOLLOWING INVESTMENT FUND OPTIONS:


ACTIVELY MANAGED FUNDS                    MARKET INDEX OPTIONS
----------------------                    --------------------
MetLife SIP Fixed Income Fund             S&P 500

Loomis Sayles Bond Fund                   Russell 2000 (R)

Oakmark Fund                              NASDAQ Composite

MetLife SIP Small Company Stock Fund      MSCI-EAFE(R)

Oakmark International Portfolio           Lehman-Brothers Aggregate

                                          Merrill Lynch US High Yield Master II

                                          MSCI Emerging Market Free Index

See page 5 and 6 for information about the investment options, including investment objectives.

Investment choices may be changed by the participant up to six times each year, by contacting Stephanie Gasparino of MetLife Specialized Benefit Resources at
(732) 602-4739.The changes will be made as of the business day your written request is received, if received before 4 p.m. ET or as of the next business day, if received after 4 p.m. ET. You will receive a confirmation letter within two weeks.

MetLife (or its successor) retains the discretion to change or eliminate any or all of the available investment options and to unilaterally impose any other measure of earnings which the Company deems to be appropriate. MetLife (or its successors) also retains the discretion to amend or eliminate the procedure for making investment elections.


4.
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F U N D   O B J E C T I V E S


ACTIVELY MANAGED FUNDS

Following are brief descriptions of the investment objectives of each of the actively managed funds:

      METLIFE SIP FIXED INCOME FUND

      This portfolio seeks to achieve the highest possible current income consistent with the preservation of capital and predictable growth through a guaranteed interest rate by investing in Guaranteed Interest Contracts or similar contracts.

      LOOMIS SAYLES BOND FUND

      This portfolio seeks to achieve high total return through current income and capital appreciation, by investing primarily in debt securities including convertibles. At least 65% of its total assets will normally be invested in bonds. Up to 35% of its assets may be invested in securities of below investment-grade quality, and up to 20% of assets may be invested in preferred stocks. SEE NOTE 1, PAGE 6.

      OAKMARK FUND

      This portfolio seeks to achieve high total return through long-term growth of capital appreciation by investing primarily in equity securities. Up to 25% of its total assets may be invested in securities of non-U.S. issuers, but no more than 5% of assets are expected to be invested in emerging markets.

      METLIFE SIP SMALL COMPANY STOCK FUND

      This portfolio seeks to achieve high total return through long-term growth of capital appreciation by investing in the stocks of small U.S. companies with strong growth potential. SEE NOTE 2, PAGE 6.

      OAKMARK INTERNATIONAL PORTFOLIO

      This portfolio seeks to achieve high total return through long-term growth of capital appreciation by investing in the stocks of international equity securities of mature markets, less developed markets, and in selected emerging markets. There are no limits on the geographic asset distribution. At least 65% of its total assets will normally be invested in non-U.S. issuers. SEE NOTE 3, PAGE 6.


                                                                              5.
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MARKET INDEX OPTIONS

The investment objective of each of these funds is to seek to match the performance of its index.

   S&P 500 INDEX

     An index of the 500 largest capitalized stocks in the United States that is widely recognized as a guide to the overall health of the U. S. stock market.

   RUSSELL 2000(R)

     This Index measures stock performance of 2000 smaller U.S. companies with market capitalization under $1.5 billion. SEE NOTE 2.

   NASDAQ COMPOSITE INDEX

     A market capitalization-weighted index that is designed to represent the performance of the National Market System which includes over 5,000 stocks traded only over-the-counter and not on an exchange.

   MSCI-EAFE INDEX (R)

     The Morgan Stanley Capital International Europe, Australasia, Far East Index; a widely recognized benchmark of the world's stock markets (excluding the United States). SEE NOTE 3.

LEHMAN-BROTHERS AGGREGATE BOND INDEX

     A benchmark index made up of the Lehman Brothers Government/Corporate Bond Index, Mortgage-Backed Securities Index, and Asset-Backed Securities Index, including securities that are investment-grade quality or higher, have at least one year to maturity, and have an outstanding par value of at least $100 million.

   MERRILL LYNCH US HIGH YIELD MASTER II

     This Index is composed of below grade debt securities, including convertibles. SEE NOTE 1.

   MSCI EMERGING MARKET FREE INDEX

     The MSCI Emerging Markets Free Index measures the performance of stocks of companies in emerging countries in four major regions: Asia, Latin America, Eastern Europe and the Middle East/Africa. SEE NOTE 3.

There is no guarantee that any Fund will achieve its objective.

      Note 1 - Lower rated high yield, high-risk securities generally involve more credit risk. These securities may also be subject to greater market price fluctuations than lower yielding higher rated debt.

      Note 2 - Investments in small capitalization and emerging growth companies involve greater than average risk. Such securities may have limited marketability and the issues may have limited products lines, markets and financial resources. The value of such investments may fluctuate more widely than investments in larger more established companies.

      Note 3 - International stocks contain additional risks that are not associated with U.S. domestic issues, such as changes in currency exchange rates, different governmental regulations, economic conditions and accounting standards.


6.
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D I S T R I B U T I O N S



PAYMENT DESIGNATION

Payment will begin in January or July coincident with or next following the date specified at the time of your election. The form of payment will be made according to the option elected for each year's deferred funds. Regardless of the option elected, payment will be made in a single lump sum if employment terminates prior to retirement eligibility under the MetLife Retirement Plan, a subsidiary retirement plan, or upon your death. No loans can be taken.

Payments are subject to such deductions as may be required in accordance with all federal, estate, and local tax laws and regulations.

In the event that you die while annual installments are in progress, the balance of your Deferred Compensation Account will immediately become due and payable in one lump sum to your designated beneficiary.

HARDSHIP EXCEPTIONS

In the case of extreme hardship, contributions to the Plan may be discontinued and/or payments may be made from your account at the discretion of the Plan Committee. If contributions are to be discontinued or payment made, the amount involved cannot exceed the funds required to satisfy the financial consequences of the hardship.

Extreme hardship includes any unforeseeable or extraordinary occurrence or event caused by an event beyond the control of the participant or beneficiary, such as illness, disability, accident, or family problems resulting in a participant's financial need that cannot be met from other assets or normal sources of income.

ACCELERATED DISTRIBUTION EXCEPTIONS

You may elect to receive an immediate lump sum distribution without a hardship, but you must withdraw the full account balance for all years in which you made deferrals under the Plan and there will be a 10% penalty forfeited to the Company. In addition, funds received pursuant to such distribution will be deemed to be taxable income. Future deferrals under the Plan will not be permitted until the Plan year commencing at least three years after the date of the distribution.


                                                                              7.
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N O N A S S I N B I L I T Y  A N D  B E N E F I C I A R Y   D E S I N T I O N S

NONASSIGNABILITY

Neither the participant nor any designated beneficiary shall have any right to sell, assign, transfer or commute any rights under this Plan.

BENEFICIARY DESIGNATIONS

You may designate an individual, a trustee or your estate as beneficiary and you may change your beneficiary at any time. A beneficiary designation will be valid as of the date the written request is received. If there is no valid beneficiary designation, or if no designated beneficiary survives the participant, the account balance at your death shall be paid as soon as practicable to your surviving spouse, and in the event you are not married at death, to your estate.

NOTE: MetLife may terminate or amend the Plan at any time, provided, however, that no such amendment or termination shall impair any rights which have accrued under the Plan.


8.
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Q U E S T I O N S  A N D  A N S W E R S

WHAT ARE THE DIFFERENCES BETWEEN THE DEFERRED COMPENSATION PLAN (DCP) AND A 401(K) PLAN SUCH AS THE SAVINGS AND INVESTMENT PLAN (SIP)?


A 401(k) plan is a "qualified plan" -- this means that it is qualified under the Internal Revenue Code. Under a 401(k) plan, participants can defer income, subject to certain limits. The chief limitations of 401(k) plans are the various Internal Revenue Code-imposed caps on the amount that can be deferred.

The chief advantages of the DCP are the substantially greater deferral opportunities it can offer. The chief disadvantage is that it does not offer the security of a qualified plan which is afforded full ERISA protection.

Participation in the DCP does not affect your ability to participate in SIP. If eligible, you can participate in either or both plans.

I AM CONSIDERING DEFERRING $10,000 UNDER THE DEFERRED COMPENSATION PLAN. WHAT ARE THE ADVANTAGES OF THIS DEFERRAL VERSUS AFTER-TAX INVESTMENT?

Assume you defer $10,000 in 2001, requesting a distribution in 2006, combined federal and state income tax rates remain level at 45% and the value of the deferral increases at 10% per year. (For the purpose of this example, the 1.45% Medicare tax withholding is ignored.)

                                          DEFERRED COMPENSATION PLAN                       AFTER TAX INVESTMENT
-----------------------------------------------------------------------------------------------------------------------------
YEAR                                  VALUE          TAXES         NET VALUE        VALUE           TAXES         NET VALUE
-----------------------------------------------------------------------------------------------------------------------------
2001 (Year of Deferral)              $10,000         $0             $10,000         $10,000         $4,500          $5,500
-----------------------------------------------------------------------------------------------------------------------------
2002                                 $11,000         $0             $11,000         $ 6,050         $0              $6,050
-----------------------------------------------------------------------------------------------------------------------------
2003                                 $12,100         $0             $12,100         $ 6,655         $0              $6,655
-----------------------------------------------------------------------------------------------------------------------------
2004                                 $13,310         $0             $13,310         $ 7,321         $0              $7,321
-----------------------------------------------------------------------------------------------------------------------------
2005                                 $14,641         $0             $14,641         $ 8,053         $0              $8,053
-----------------------------------------------------------------------------------------------------------------------------
2006 (Year of Distribution)          $16,105         $7,247         $ 8,858         $ 8,858         $1,511*         $7,347
-----------------------------------------------------------------------------------------------------------------------------


Tax rates may vary and are subject to change. MetLife recommends that you speak to your tax advisor before making an election under this Plan.

*  Assumes investment in a deferred annuity with no penalty at withdrawal.

WHY DO I HAVE TO MAKE DEFERRAL ELECTION IN THE YEAR PRIOR TO THE YEAR SUCH PAYMENTS WOULD OTHERWISE BE MADE?

In order for your deferral to be valid from a tax perspective, you must submit your election form prior to the year in which you would otherwise have a right to the compensation. If you pay your income taxes based on a fiscal year instead of a calendar year, you must elect to defer compensation in the fiscal year prior to the fiscal year in which the payment would otherwise be made.


                                                                              9.
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WHAT WOULD HAPPEN TO MY DEFERRALS IN THE EVENT METLIFE BECOMES INSOLVENT?

In the unlikely event of MetLife's insolvency, Plan participants would be viewed as general creditors and their claims for their deferrals would be treated in the manner and sequence stipulated by New York State Insurance Law.

WHEN AM I TAXED ON DEFERRED COMPENSATION OR EARNINGS THEREON?

Under current law, for federal (and most state) income tax purposes you will not be taxed until you actually receive this money. Some states and localities do not exclude deferred compensation from current taxation (check with your tax advisor to find out if this is the case in your state). Note, however, that your deferrals are subject to current Social Security (FICA) taxes.

ARE DISTRIBUTIONS ELIGIBLE TO BE ROLLED OVER INTO AN IRA?

No. Because this is not a tax-qualified plan under the Internal Revenue Code, you cannot roll your distributions over into an IRA or to another employer's qualified plan when you leave MetLife. When electing a Plan distribution, we encourage you to seek professional tax advice to determine the best course of action for your financial circumstances.

WILL PAYMENT TO MY BENEFICIARIES BE INCLUDED IN MY GROSS ESTATE FOR FEDERAL ESTATE TAX PURPOSES?

Yes. The present value of your deferral accounts at the time of your death will be included. If, however, your beneficiary is your spouse and the payments qualify for the estate tax marital deduction, in effect these amounts will not give rise to federal estate taxes.

IS MY DEFERRAL INCLUDED IN THE SOCIAL SECURITY WAGE BASE?

Yes. Deferrals are subject to withholding for Social Security (FICA) taxes in the year of the deferral until the annual taxable wage base under the Social Security provision is reached. There is no maximum annual taxable wage base for the hospital insurance tax provision of FICA (the "Medicare tax"). Required withholdings for FICA shall be made from your other compensation.

WILL I PAY SOCIAL SECURITY TAXES WHEN I TAKE MY DISTRIBUTION?

No. Because Social Security taxes were taken into account at the time the deferrals were made, you owe no additional Social Security taxes when distributions are made. Distributions of deferred amounts will not affect receipt of Social Security benefits.


10.

HOW WILL MY DEFERRALS AFFECT MY OTHER BENEFITS?

Life Insurance for You, Survivor Benefit, Short Term Disability and Long Term Disability

Your pay used to calculate benefits for these Plans will be calculated based on pre-deferral amounts.

Compensation Continuance Plan

Deferrals will continue to be taken from your pay during periods of short illness absence in which you are paid under the Company's Compensation Continuance Plan.

Pension Benefits

Your final average pay will be based on your pre-deferral amounts, not receipts. That is, the calculation will be based on the pre-deferral amounts. However, to the extent your pension benefit is attributable to deferred amounts, your benefit will be paid from the auxiliary pension plan and not the qualified retirement plan.

Savings and Investment Plan (SIP)

If you are participating in the Savings and Investment Plan (SIP), the Company's 4% match will be allocated as follows:


COMPENSATION                  SIP (QUALIFIED PLAN)     AUXILIARY SIP     AUXILIARY SIP FOR DEFERRALS
NON-DEFERRED COMPENSATION:            X
UP TO $170,000 *

NON-DEFERRED COMPENSATION                                    X
IN EXCESS OF $170,000 *

DEFERRED                                                                               X
COMPENSATION

FOR EXAMPLE:

Annual Cash Compensation      $300,000
Amount of Deferral            $ 60,000
                              --------
Non-Deferred Compensation     $240,000

The 4% SIP match would be allocated to the participant's accounts as follows:


COMPENSATION                   SIP (QUALIFIED PLAN)           AUXILIARY SIP             AUXILIARY SIP FOR DEFERRALS
NON-DEFERRED COMPENSATION:           $6,800
UP TO $170,000 *                 4% of $170,000

NON-DEFERRED COMPENSATION                                        $2,800
IN EXCESS OF $170,000 *                                4% of ($240,000 - $170,000)

DEFERRED                                                                                           $2,400
COMPENSATION                                                                                   4% of $60,000

* Maximum compensation limit under the Internal Revenue Code (IRC) for Qualified Plans, indexed from time to time, is currently $170,000. Note that the Company matching contribution for Auxiliary SIP is subject to FICA tax as well.

HOW ARE PLAN PAYMENTS TO ME OR MY BENEFICIARIES TREATED FOR INCOME TAX PURPOSES?

For federal tax purposes, generally, payments are taxed as ordinary income when received and are subject to income tax withholding at the rate applicable in the year received. For deferrals that are excluded from state and local taxable income at the time the deferrals are made, payments are taxed as ordinary income when received.

For deferral payments made while you are an active employee, MetLife uses a flat income tax withholding rate.

HOW DOES METLIFE FUND THE DEFERRED COMPENSATION ACCOUNTS?

The deferred compensation accounts established for each participant are unfunded. The accounts are solely for record-keeping purposes. MetLife has established a Rabbi Trust designed to support the deferred compensation and certain other programs with assets and change of control protection. The existence of the trust in no way guarantees payment to any participant. It is important to understand that, at all times, the Trust assets remain subject to the claims of MetLife's general creditors and are not secured against all contingencies, including the Company becoming insolvent.

HOW WILL EARNINGS BE CREDITED TO MY ACCOUNT?

The investment options you select are used solely as a device for crediting investment returns to your account; your deferrals will not actually be invested in the investment options. Your investment returns will "mirror" the actual performance of the investment options you choose and performance will be measured on a daily basis. Your deferrals are subject to investment risk. As with any investment, if the returns on the funds you choose are positive, your account balance will grow. If the returns are negative, your account balance will diminish.


12.